Exhibit 99.1

Jazz Pharmaceuticals Announces Full Year and Fourth Quarter 2024 Financial Results and Provides 2025 Financial Guidance

– Record total revenues of $4.1 billion in 2024 and $1.1 billion in 4Q24 –
– Xywav® and Epidiolex® revenues grew 16% and 15% year-over-year, respectively, in 2024 –
– Oncology revenues grew 9% year-over-year in 2024, surpassed $1.1 billion –
– Ziihera® approved in 2L HER2+ (IHC3+) BTC; first sales achieved in December 2024 –
– 2025 guidance reflects continued top- and bottom-line growth –

DUBLIN, February 25, 2025 -- Jazz Pharmaceuticals plc (Nasdaq: JAZZ) today announced financial results for the full year and fourth quarter of 2024 and provided guidance for 2025.

“2024 was another strong year as our proven team delivered significant top- and bottom-line growth along with record total revenues of over $4 billion. Our diversified portfolio spanning sleep1, epilepsy and oncology, with each annualizing at over $1 billion, continued to drive growth,” said Bruce Cozadd, chairman and chief executive officer, Jazz Pharmaceuticals. “We are pleased with the continued progress of our late-stage pipeline assets, including the recent launch of Ziihera in 2L HER2+ (IHC3+) BTC, upcoming top-line data readout from the HERIZON-GEA-01 trial in 1L GEA, which we now expect in the second half of 2025, and highly encouraging results from the Phase 3 IMforte trial, which we expect to submit as part of an sNDA for Zepzelca® in 1L ES-SCLC in the first half of 2025.”

Mr. Cozadd continued, “The strength of our 2024 results reinforces our confidence that Jazz is well-positioned to deliver top- and bottom-line growth in 2025 and drive long-term shareholder value. Our focus remains on disciplined capital allocation, which we expect to drive growth of our diversified commercial portfolio, continue advancement of our pipeline and provide flexibility to remain active in corporate development.”

Key Highlights

•Total revenues in 2024 grew 6% year-over-year; generated over $1.4 billion in cash from operations.
•Zanidatamab:
◦Received U.S. FDA approval of and launched Ziihera in 2L HER2+ (IHC3+) BTC.
◦Top-line PFS data from zanidatamab in Phase 3 1L GEA expected in 2H25.
•On track to submit an sNDA in 1H25 for Zepzelca in combination with Tecentriq® (atezolizumab) as maintenance therapy in 1L ES-SCLC based on the potentially practice-changing results from the Phase 3 IMforte trial.
•Top- and bottom-line growth expected in 2025; 2025 total revenue guidance of $4.15 - $4.40 billion, representing 5% growth at the midpoint.
◦Total revenue guidance is underpinned by expected continued growth in diversified commercial portfolio spanning sleep1, epilepsy and oncology.

1 Total sleep revenue includes: Xywav, branded Xyrem and high-sodium oxybate authorized generic royalty revenues.

Business Updates

Commercial Updates
Xywav (calcium, magnesium, potassium, and sodium oxybates) oral solution:
•Xywav net product sales increased 16% to $1,473.2 million in 2024 and increased 19% to $401.0 million in 4Q24 compared to the same periods in 2023.
•Meaningful Xywav net patient adds in 4Q24 (approximately 525 patients) with approximately 14,150 active Xywav patients exiting 4Q24, comprised of:
◦Approximately 10,250 narcolepsy patients.
◦Approximately 3,900 idiopathic hypersomnia (IH) patients, with 350 net patient adds.
•Xywav is the only low-sodium oxybate, the #1 branded treatment for narcolepsy2 and the only FDA-approved therapy to treat IH.

Xyrem® (sodium oxybate) oral solution and high-sodium oxybate authorized generic (AG) royalties:
•Xyrem net product sales decreased 59% to $233.8 million in 2024 and decreased 54% to $49.3 million in 4Q24 compared to the same periods in 2023.
•Royalties from high-sodium oxybate AGs increased by $141.7 million to $217.6 million in 2024 and increased $15.9 million to $55.3 million in 4Q24, compared to the same periods in 2023.

Epidiolex/Epidyolex® (cannabidiol):
•Epidiolex/Epidyolex net product sales increased 15% to $972.4 million in 2024 and increased 14% to $275.0 million in 4Q24 compared to the same periods in 2023.
•Outside of the U.S., Epidyolex is approved in more than 35 countries.
•Presented data at the American Epilepsy Society 2024 Annual meeting, including novel findings from the BECOME-LTC, BECOME-TSC and EpiCom studies, demonstrating the meaningful impact of Epidiolex in the treatment of patients with rare epilepsies including benefits of Epidiolex’s benefits beyond seizure control.
•Remain confident in achieving blockbuster status for Epidiolex/Epidyolex in 2025.

Rylaze®/Enrylaze® (asparaginase erwinia chrysanthemi (recombinant)-rywn):
•Rylaze/Enrylaze net product sales increased 4% to $410.8 million in 2024 and were in line in 4Q24 compared to the same periods in 2023 despite headwinds from Children’s Oncology Group (COG) protocol changes that impacted timing of asparaginase administration.
•The temporary impact to Rylaze net product sales due to previously announced COG pediatric acute lymphoblastic leukemia (ALL) protocol updates is still expected to normalize by early 2025.

Zepzelca (lurbinectedin):
•Zepzelca net product sales increased 11% to $320.3 million in 2024 and increased 6% to $78.3 million in 4Q24 compared to the same periods in 2023.
•Based on potentially practice-changing positive results from the Phase 3 IMforte trial, the Company plans to submit a supplemental New Drug Application (sNDA) for Zepzelca’s use in combination with Tecentriq as maintenance therapy in first-line (1L) extensive-stage (ES) small cell lung cancer (SCLC) in 1H25.

Ziihera (zanidatamab-hrii):
•Ziihera net product sales were $1.1 million in 2024 and 4Q24 after the initial product launch and availability in December of 2024 following FDA approval in November.
•Initial positive reception by prescribers with the first patient treated in December.
•Ziihera added to National Comprehensive Cancer Network® (NCCN®) Clinical Practice Guidelines in Oncology.
2 Based on 4Q24 Xywav net product sales.

•Ziihera added to European Society for Medical Oncology® (ESMO®) Clinical Practice Guidelines for Biliary Tract Cancers.

Key Pipeline Highlights
Zanidatamab:
•In 4Q24, announced U.S. FDA granted accelerated approval of Ziihera (zanidatamab-hrii) for the treatment of adults with previously treated, unresectable or metastatic HER2-positive (IHC 3+) biliary tract cancer (BTC).
•The pivotal HERIZON-GEA-01 trial, evaluating zanidatamab in 1L gastroesophageal adenocarcinoma (GEA), is expected to read out in 2H25 based on an updated assessment of progression events. Recruitment for the trial remains on track.
•Data presented at the San Antonio Breast Cancer Symposium 2024 continued to underscore zanidatamab's potential for patients previously treated with trastuzumab deruxtecan (T-DXd) and showcased the advancement of our clinical program in breast cancer.
•The Phase 3 EmpowHER-BC-303 trial to evaluate zanidatamab plus chemotherapy or trastuzumab plus chemotherapy in patients with HER2-positive breast cancer whose disease has progressed on previous T-DXd treatment continues to enroll patients.
•First patient enrolled in the Phase 2 pan-tumor trial to evaluate HER2-positive solid tumors.

Financial Highlights

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share amounts)	2024	2023	2024	2023
Total revenues	$1,088,173	$1,011,935	$4,068,950	$3,834,204
GAAP net income	$191,115	$94,154	$560,120	$414,832
Non-GAAP adjusted net income	$405,863	$345,286	$1,369,729	$1,295,824
GAAP earnings per share	$3.11	$1.42	$8.65	$6.10
Non-GAAP adjusted EPS	$6.60	$5.02	$20.90	$18.29

GAAP net income for 2024 was $560.1 million, or $8.65 per diluted share, compared to $414.8 million, or $6.10 per diluted share, for 2023. GAAP net income for 4Q24 was $191.1 million, or $3.11 per diluted share, compared to a GAAP net income of $94.2 million, or $1.42 per diluted share, for 4Q23.
Non-GAAP adjusted net income for 2024 was $1,369.7 million, or $20.90 per diluted share, compared to $1,295.8 million, or $18.29 per diluted share, for 2023. Non-GAAP adjusted net income for 4Q24 was $405.9 million, or $6.60 per diluted share, compared to $345.3 million, or $5.02 per diluted share, for 4Q23.
Reconciliations of applicable GAAP reported to non-GAAP adjusted information are included at the end of this press release.

Total Revenues

	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2024	2023	2024	2023
Xywav	$400,964	$337,019	$1,473,202	$1,272,977
Xyrem	49,290	106,721	233,816	569,730
Epidiolex/Epidyolex	275,047	240,622	972,423	845,468
Sativex	5,173	5,137	18,877	19,668
Total Neuroscience	730,474	689,499	2,698,318	2,707,843
Rylaze/Enrylaze	101,487	101,747	410,846	394,226
Zepzelca	78,328	74,010	320,318	289,533
Defitelio/defibrotide	57,650	51,083	216,565	184,000
Vyxeos	53,247	46,912	162,595	147,495
Ziihera	1,051	—	1,051	—
Total Oncology	291,763	273,752	1,111,375	1,015,254
Other	2,974	4,088	11,471	13,846
Product sales, net	1,025,211	967,339	3,821,164	3,736,943
High-sodium oxybate AG royalty revenue	55,307	39,387	217,575	75,918
Other royalty and contract revenues	7,655	5,209	30,211	21,343
Total revenues	$1,088,173	$1,011,935	$4,068,950	$3,834,204
Total revenues increased 6% in 2024 and 8% in 4Q24 compared to the same periods in 2023.
Total neuroscience revenue, including high-sodium oxybate AG royalty revenue, was $2,915.9 million in 2024, an increase of 5% compared to $2,783.8 million in 2023 and $785.8 million in 4Q24, an increase of 8% compared to $728.9 million in 4Q23. The increase in 2024 and 4Q24 was due to higher Xywav and Epidiolex/Epidyolex net product sales together with increased high-sodium oxybate AG royalty revenue, partially offset by decreased Xyrem net product sales.
Oncology net product sales were $1,111.4 million in 2024, an increase of 9% compared to $1,015.3 million in 2023 and $291.8 million in 4Q24, an increase of 7% compared to $273.8 million in 2023, and included higher net product sales from Defitelio/defibrotide which increased 18% in 2024 and 13% in 4Q24 and Zepzelca which increased 11% in 2024 and 6% in 4Q24. In 4Q24, Rylaze net product sales were negatively impacted due to an update to the COG pediatric treatment protocols for ALL, which impacts the timing of asparaginase administration.

Operating Expenses and Effective Tax Rate

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except percentages)	2024	2023	2024	2023
GAAP:
Cost of product sales	$128,713	$107,243	$445,713	$435,577
Gross margin	87.4%	88.9%	88.3%	88.3%
Selling, general and administrative	$369,287	$396,034	$1,385,294	$1,343,105
% of total revenues	33.9%	39.1%	34.0%	35.0%
Research and development	$240,500	$216,608	$884,000	$849,658
% of total revenues	22.1%	21.4%	21.7%	22.2%
Acquired in-process research and development	$—	$18,000	$10,000	$19,000
Income tax benefit[1]	$(57,912)	$(33,089)	$(91,429)	$(119,912)
Effective tax rate [1]	(43.5)%	(53.8)%	(19.4)%	(40.2)%
_________________________
1.The GAAP income tax benefit increased in the three months ended December 31, 2024, compared to the same period in 2023, primarily due to patent box benefits recognized in the period and decreased in the year ended December 31, 2024, compared to the same period in 2023, primarily due to the change in income mix across our jurisdictions, partially offset by patent box benefits.

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except percentages)	2024	2023	2024	2023
Non-GAAP adjusted:
Cost of product sales	$86,492	$71,238	$295,897	$269,079
Gross margin	91.6%	92.6%	92.3%	92.8%
Selling, general and administrative	$323,167	$300,520	$1,226,724	$1,110,948
% of total revenues	29.7%	29.7%	30.1%	29.0%
Research and development	$220,857	$201,107	$809,327	$784,811
% of total revenues	20.3%	19.9%	19.9%	20.5%
Acquired in-process research and development	$—	$18,000	$10,000	$19,000
Income tax expense[1]	$308	$20,475	$131,307	$93,260
Effective tax rate[1]	0.1%	5.6%	8.7%	6.7%
_________________________
1.The non-GAAP income tax expense decreased in the three months ended December 31, 2024, compared to the same period in 2023, primarily due to patent box benefits recognized in the period and increased in the year ended December 31, 2024, compared to the same period in 2023, due to the change in income mix across our jurisdictions, partially offset by patent box benefits.

Changes in operating expenses in 2024 and 4Q24 over the prior year periods are primarily due to the following:
•Cost of product sales, on a GAAP and non-GAAP adjusted basis, increased in 2024 and 4Q24, compared to the same periods in 2023, primarily due to higher inventory provisions and changes in product mix. Cost of product sales, on a GAAP basis, included lower acquisition accounting inventory fair value step up expense in 2024 as compared to the previous period.
•Selling, general and administrative (SG&A) expenses, on a GAAP and non-GAAP adjusted basis, increased in 2024 compared to the same period in 2023, primarily due to higher compensation-related expenses, increased investment in sales and marketing and increased litigation costs, partially offset, on a GAAP basis, by costs related to impairment of facility assets and program terminations in 2023. SG&A expenses, on a GAAP basis, decreased in 4Q24 compared to the same period in 2023, primarily due to the impairment of facility assets in 4Q23, partially offset by higher compensation related expenses. SG&A expenses, on a non-GAAP adjusted basis, increased in 4Q24 primarily due to higher compensation-related expenses.
•Research and development (R&D) expenses, on a GAAP and non-GAAP adjusted basis, increased in 2024 and 4Q24, compared to the same period in 2023, primarily due to increased compensation related expenses and clinical study costs primarily related to zanidatamab, partially offset by reduced costs related to JZP150 and JZP385.
•Acquired in-process research and development (IPR&D) expense in 2024, on a GAAP and non-GAAP adjusted basis, related to an upfront payment made in connection with our asset purchase and collaboration agreement with Redx Pharma plc. Acquired IPR&D expense in 2023, on a GAAP and non-GAAP adjusted basis, primarily related to an upfront payment made in connection with our licensing and collaboration agreement with Autifony Therapeutics Limited.

Cash Flow and Balance Sheet
As of December 31, 2024, cash, cash equivalents and investments were $3.0 billion, and the outstanding principal balance of the Company’s long-term debt was $6.2 billion. In addition, the Company had undrawn borrowing capacity under a revolving credit facility of $885.0 million. For the year ended December 31, 2024, the Company generated $1.4 billion of cash from operations reflecting strong business performance and continued financial discipline. In January 2025, the Company made a voluntary prepayment of $750.0 million principal amount on the Term Loan B.

2025 Financial Guidance
Jazz Pharmaceutical's full year 2025 financial guidance is as follows:

(In millions)	Guidance
Total Revenues	$4,150 - $4,400

(In millions, except per share amounts and percentages)	GAAP	Non-GAAP
Gross margin %	88%	92%[1,6]
SG&A expenses	$1,404 - $1,483	$1,250 - $1,310[2,6]
R&D expenses	$792 - $851	$720 - $770[3,6]
Effective tax rate	(5)% - 10%	13% - 15%[4,6]
Net income	$560 - $720	$1,400 - $1,500[5,6]
Net income per diluted share	$9.15 - $11.50	$22.50 - $24.00[5,6]
Weighted-average ordinary shares used in per share calculations	62 - 63	62 - 63
___________________________
1.Excludes $135-$155 million of amortization of acquisition-related inventory fair value step-up and $14-$16 million of share-based compensation expense.
2.Excludes $154-$173 million of share-based compensation expense.
3.Excludes $72-$81 million of share-based compensation expense.
4.Excludes 18%-5% from the GAAP effective tax rate of (5)%-10% relating to the income tax effect of adjustments between GAAP net income and non-GAAP adjusted net income, resulting in a non-GAAP adjusted effective tax rate of 13%-15%.
5.Beginning with the 2025 financial guidance presented in this press release, the company will no longer include an adjustment for non-cash interest expense in its non-GAAP adjusted financial measures. Accordingly, any historical non-GAAP adjusted financial measures presented by the company in the future, beginning with the company's earnings press release for the first quarter of 2025, will not include an adjustment for non-cash interest expense. Any comparative historical periods presented will also be updated to reflect this change beginning with the company's earnings press release for the first quarter of 2025. However, for purposes of comparability with the company’s prior presentations of non-GAAP financial measures, the historical non-GAAP financial measures presented in this press release include an adjustment for non-cash interest expense.
6.See "Non-GAAP Financial Measures" below. Reconciliations of non-GAAP adjusted guidance measures are included above and in the table titled "Reconciliation of GAAP to non-GAAP Adjusted 2025 Net Income Guidance" at the end of this press release.

Conference Call Details
Jazz Pharmaceuticals will host an investor conference call and live audio webcast today at 4:30 p.m. ET (9:30 p.m. GMT) to provide a business and financial update and discuss its 2024 full year and 4Q24 results and 2025 guidance.
Audio webcast/conference call:
U.S. Dial-In Number: +1 800 715 9871
Ireland Dial-In Number: +353 1800 943 926
Additional global dial-in numbers are available here.
Passcode: 5080203

Interested parties may access the live audio webcast via the Investors section of the Jazz Pharmaceuticals website at www.jazzpharmaceuticals.com. To ensure a timely connection, it is recommended that participants register at least 15 minutes prior to the scheduled webcast.

A replay of the webcast will be available via the Investors section of the Jazz Pharmaceuticals website at www.jazzpharmaceuticals.com.

About Jazz Pharmaceuticals
Jazz Pharmaceuticals plc (NASDAQ: JAZZ) is a global biopharmaceutical company whose purpose is to innovate to transform the lives of patients and their families. We are dedicated to developing life-changing medicines for people with serious diseases — often with limited or no therapeutic options. We have a diverse portfolio of marketed medicines, including leading therapies for sleep disorders and epilepsy, and a growing portfolio of cancer treatments. Our patient-focused and science-driven approach powers pioneering research and development advancements across our robust pipeline of innovative therapeutics in oncology and neuroscience. Jazz is headquartered in Dublin, Ireland with research and development laboratories, manufacturing facilities and employees in multiple countries committed to serving patients worldwide. Please visit www.jazzpharmaceuticals.com for more information.

Non-GAAP Financial Measures
To supplement Jazz Pharmaceuticals’ financial results and guidance presented in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP (also referred to as adjusted or non-GAAP adjusted) financial measures in this press release and the accompanying tables. In particular, the Company presents non-GAAP adjusted net income (and the related per share measure) and its line-item components, as well as certain non-GAAP adjusted financial measures derived therefrom, including non-GAAP adjusted gross margin percentage and non-GAAP adjusted effective tax rate. Non-GAAP adjusted net income (and the related per share measure) and its line-item components exclude from GAAP reported net income (and the related per share measure) and its line-item components certain items, as detailed in the reconciliation tables that follow, and in the case of non-GAAP adjusted net income (and the related per share measure), adjust for the income tax effect of the non-GAAP adjustments. In this regard, the components of non-GAAP adjusted net income, including non-GAAP adjusted cost of product sales, SG&A expenses and R&D expenses, are income statement line items prepared on the same basis as, and therefore components of, the overall non-GAAP adjusted net income measure.

The Company believes that each of these non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors and analysts and that each of these non-GAAP financial measures, when considered together with the Company’s financial information prepared in accordance with GAAP, can enhance investors’ and analysts’ ability to meaningfully compare the Company’s results from period to period, to its forward-looking guidance, and to identify operating trends in the Company’s business. In addition, these non-GAAP financial measures are regularly used by investors and analysts to model and track the Company’s financial performance. Jazz Pharmaceuticals’ management also regularly uses these non-GAAP financial measures internally to understand, manage and evaluate the Company’s business and to make operating decisions, and compensation of executives is based in part on certain of these non-GAAP financial measures. Because these non-GAAP financial measures are important internal measurements for Jazz Pharmaceuticals’ management, the Company also believes that these non-GAAP financial measures are useful to investors and analysts since these measures allow for greater transparency with respect to key financial metrics the Company uses in assessing its own operating performance and making operating decisions. These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures; should be read in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP; have no standardized meaning prescribed by GAAP; and are not prepared under any comprehensive set of accounting rules or principles in the reconciliation tables that follow. In addition, from time to time in the future there may be other items that the Company may exclude for purposes of its non-GAAP financial measures; and the Company has ceased, and may in the future cease, to exclude items that it has historically excluded for purposes of its non-GAAP financial measures. In this regard, the company has determined that, beginning with the 2025 financial guidance presented in this press release, it will no longer include an adjustment for non-cash interest expense in its non-GAAP adjusted financial measures. Accordingly, any historical non-GAAP adjusted financial measures presented by the company in the future, beginning with the company's earnings press release for the first quarter of 2025, will not include an adjustment for non-cash interest expense. Any comparative historical periods presented will also be updated to reflect this change beginning with the company's earnings press release for the first quarter of 2025. However, for purposes of comparability with the company’s prior presentations of non-GAAP financial measures, the historical non-GAAP financial measures presented in this press release include an adjustment for non-cash interest expense. Likewise, the Company may determine to modify the nature of its adjustments to arrive at its non-GAAP financial measures. Because of the non-standardized definitions of non-GAAP financial measures, the non-GAAP financial measures as used by Jazz Pharmaceuticals in this press release and the accompanying tables have limits in their usefulness to investors and may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.

Caution Concerning Forward-Looking Statements
This press release contains forward-looking statements, including, but not limited to, statements related to: the Company’s growth prospects and future financial and operating results, including the Company’s 2025 financial guidance and the Company’s expectations related thereto and anticipated catalysts; expectations that Xywav will remain the #1 branded treatment for narcolepsy and Epidiolex achieving blockbuster status in 2025; the ability to generate growth and long-term shareholder value; the Company’s advancement of pipeline programs and the timing of development activities, regulatory activities and submissions related thereto, including plans to submit a sNDA for Zepzelca in 1L ES-SCLC in the first half of 2025; planned or anticipated clinical trial events, including with respect to initiations, enrollment and data read-outs, and the anticipated timing thereof, including: top-line PFS data from a Phase 3 trial of zanidatamab in 1L GEA; and the Company’s development, regulatory and commercialization strategy; the Company’s expectations with respect to its products and product candidates and the potential of the Company’s products and product candidates and the potential regulatory path related thereto, including Zepzelca's potential to change current practice in 1L ES-SCLC; the Company’s capital allocation and corporate development strategy; the potential successful future development, manufacturing, regulatory and commercialization activities; the Company’s ability to realize the commercial potential of its products; the Company’s net product sales and goals for net product sales from new and acquired products; the Company’s views and expectations relating to its patent portfolio, including with respect to expected patent protection, as well as expectations with respect to exclusivity; the Company’s clinical trials confirming clinical benefit or enabling regulatory submissions; planned or anticipated regulatory submissions and filings, and the anticipated timing thereof; potential regulatory approvals; and other statements that are not historical facts. These forward-looking statements are based on the Company’s current plans, objectives, estimates, expectations and intentions and inherently involve significant risks and uncertainties.

Actual results and the timing of events could differ materially from those anticipated in such forward- looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties associated with: maintaining or increasing sales of, and revenue from, Xywav, Rylaze and Epidiolex/Epidyolex and other marketed products; the introduction of new products into the U.S. market that compete with, or otherwise disrupt the market for the Company's products and product candidates; effectively launching and commercializing the Company’s other products and product candidates; the successful completion of development and regulatory activities with respect to the Company’s product candidates, obtaining and maintaining adequate coverage and reimbursement for the Company’s products; the time-consuming and uncertain regulatory approval process, including the risk that the Company’s current and/or planned regulatory submissions may not be submitted, accepted or approved by applicable regulatory authorities in a timely manner or at all; the costly and time-consuming pharmaceutical product development and the uncertainty of clinical success, including risks related to failure or delays in successfully initiating or completing clinical trials and assessing patients; global economic, financial, and healthcare system disruptions and the current and potential future negative impacts to the Company’s business operations and financial results; geopolitical events, including international tariffs and the conflict between Russia and Ukraine and related sanctions; macroeconomic conditions, including global financial markets, rising interest rates and inflation and recent and potential banking disruptions; regulatory initiatives and changes in tax laws; market volatility; protecting and enhancing the Company’s intellectual property rights and the Company’s commercial success being dependent upon the Company obtaining, maintaining and defending intellectual property protection and exclusivity for its products and product candidates; delays or problems in the supply or manufacture of the Company’s products and product candidates; complying with applicable U.S. and non-U.S. regulatory requirements, including those governing the research, development, manufacturing and distribution of controlled substances; government investigations, legal proceedings and other actions; identifying and consummating corporate development transactions, financing these transactions and successfully integrating acquired product candidates, products and businesses; the Company’s ability to realize the anticipated benefits of its corporate development transactions and its collaborations and license agreements with third parties; the sufficiency of the Company’s cash flows and capital resources; the Company’s ability to achieve targeted or expected future financial performance and results and the uncertainty of future tax, accounting and other provisions and estimates; the Company’s ability to meet its projected long-term goals and objectives, in the time periods that the Company anticipates, or at all, and the inherent uncertainty and significant judgments and assumptions underlying the Company’s long-term goals and objectives; fluctuations in the market price and trading volume of the Company's ordinary shares; the timing and availability of alternative investment opportunities; and other risks and uncertainties affecting the Company, including those described from time to time under the caption “Risk Factors” and elsewhere in Jazz Pharmaceuticals' Securities and Exchange Commission filings and reports, including the Company's Annual Report on Form 10-K for the year ended December 31, 2024, and future filings and reports by the Company. Other risks and uncertainties of which the Company is not currently aware may also affect the Company's forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated.

JAZZ PHARMACEUTICALS PLC
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenues:
Product sales, net	$1,025,211	$967,339	$3,821,164	$3,736,943
Royalties and contract revenues	62,962	44,596	247,786	97,261
Total revenues	1,088,173	1,011,935	4,068,950	3,834,204
Operating expenses:
Cost of product sales (excluding amortization of acquired developed technologies)	128,713	107,243	445,713	435,577
Selling, general and administrative	369,287	396,034	1,385,294	1,343,105
Research and development	240,500	216,608	884,000	849,658
Intangible asset amortization	158,903	151,553	627,313	608,284
Acquired in-process research and development	—	18,000	10,000	19,000
Total operating expenses	897,403	889,438	3,352,320	3,255,624
Income from operations	190,770	122,497	716,630	578,580
Interest expense, net	(51,256)	(70,324)	(238,097)	(289,438)
Foreign exchange gain (loss)	(6,295)	9,353	(8,182)	8,787
Income before income tax benefit and equity in loss of investees	133,219	61,526	470,351	297,929
Income tax benefit	(57,912)	(33,089)	(91,429)	(119,912)
Equity in loss of investees	16	461	1,660	3,009
Net income	$191,115	$94,154	$560,120	$414,832

Net income per ordinary share:
Basic	$3.16	$1.50	$9.06	$6.55
Diluted	$3.11	$1.42	$8.65	$6.10
Weighted-average ordinary shares used in per share calculations - basic	60,538	62,578	61,838	63,291
Weighted-average ordinary shares used in per share calculations - diluted	61,503	69,673	66,007	72,066

JAZZ PHARMACEUTICALS PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$2,412,864	$1,506,310
Investments	580,000	120,000
Accounts receivable, net of allowances	716,765	705,794
Inventories	480,445	597,039
Prepaid expenses	177,411	185,476
Other current assets	261,543	320,809
Total current assets	4,629,028	3,435,428
Property, plant and equipment, net	173,413	169,646
Operating lease assets	53,582	65,340
Intangible assets, net	4,755,695	5,418,039
Goodwill	1,716,323	1,753,130
Deferred tax assets, net	560,245	477,834
Deferred financing costs	9,489	6,478
Other non-current assets	114,482	67,464
Total assets	$12,012,257	$11,393,359
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$77,869	$102,750
Accrued liabilities	910,947	793,914
Current portion of long-term debt	31,000	604,954
Income taxes payable	18,757	35,074
Total current liabilities	1,038,573	1,536,692
Long-term debt, less current portion	6,077,640	5,107,988
Operating lease liabilities, less current portion	38,938	59,225
Deferred tax liabilities, net	676,736	847,706
Other non-current liabilities	86,614	104,751
Total shareholders’ equity	4,093,756	3,736,997
Total liabilities and shareholders’ equity	$12,012,257	$11,393,359

JAZZ PHARMACEUTICALS PLC
SUMMARY OF CASH FLOWS
(In thousands)
(Unaudited)

	Year Ended December 31,
	2024	2023
Net cash provided by operating activities	$1,395,908	$1,092,007
Net cash used in investing activities	(508,195)	(163,062)
Net cash provided by (used in) financing activities	20,516	(305,254)
Effect of exchange rates on cash and cash equivalents	(1,675)	1,137
Net increase in cash and cash equivalents	$906,554	$624,828

JAZZ PHARMACEUTICALS PLC
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,				Year Ended December 31,
	2024		2023		2024		2023
	Net Income	Diluted EPS[1]	Net Income	Diluted EPS[1]	Net Income	Diluted EPS[1]	Net Income	Diluted EPS[1]
GAAP reported	$191,115	$3.11	$94,154	$1.42	$560,120	$8.65	$414,832	$6.10
Intangible asset amortization	158,903	2.58	151,553	2.18	627,313	9.50	608,284	8.44
Share-based compensation expense	70,190	1.14	52,941	0.76	248,045	3.76	226,841	3.15
Acquisition accounting inventory fair value step-up	37,794	0.61	32,352	0.46	135,014	2.05	151,446	2.10
Other costs[2]	—	—	61,727	0.89	—	—	85,215	1.18
Non-cash interest expense[3]	6,081	0.10	6,123	0.09	21,973	0.33	22,378	0.31
Income tax effect of above adjustments	(58,220)	(0.94)	(53,564)	(0.77)	(222,736)	(3.37)	(213,172)	(2.95)
Effect of assumed conversion of the 2024 Notes and the 2026 Notes[1]	—	—	—	(0.01)	—	(0.02)	—	(0.04)
Non-GAAP adjusted	$405,863	$6.60	$345,286	$5.02	$1,369,729	$20.90	$1,295,824	$18.29
Weighted-average ordinary shares used in diluted per share calculations - GAAP and non-GAAP[1]	61,503		69,673		66,007		72,066
________________________________________________
Explanation of Adjustments and Certain Line Items:
1.Diluted EPS was calculated using the "if-converted" method in relation to the 1.50% exchangeable senior notes due 2024, or the 2024 Notes and the 2.000% exchangeable senior notes due 2026, or the 2026 Notes. In August 2023 and July 2024, we made irrevocable elections to net share settle the 2024 Notes and the 2026 Notes, respectively. As a result, the assumed issuance of ordinary shares upon exchange of the 2024 Notes and the 2026 Notes have only been included in the calculation of diluted net income per ordinary share, on a GAAP and on a non-GAAP adjusted basis, in each period up to the date each irrevocable election was made. Net income per diluted share, on a GAAP and on a non-GAAP adjusted basis, for the year ended December 31, 2024, included 3.5 million shares related to the assumed conversion of the 2026 Notes and the associated interest expense, net of tax, add-back to GAAP reported net income and non-GAAP adjusted net income of $10.8 million and $9.7 million, respectively. Net income per diluted share, on a GAAP and on a non-GAAP adjusted basis, for the three months and the year ended December 31, 2023 included 6.4 million shares and 8.0 million shares, respectively, related to the assumed conversion of the 2024 Notes and the 2026 Notes and the associated interest expense, net of tax, add-back to GAAP reported net income of $4.9 million and $24.9 million, respectively, and the associated interest expense, net of tax, add-back to non-GAAP adjusted net income of $4.4 million and $22.2 million, respectively.
2.Includes costs related to the impairment of facility assets and program terminations.
3.Non-cash interest expense associated with debt issuance costs.

JAZZ PHARMACEUTICALS PLC
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - FOR THE THREE MONTHS ENDED DECEMBER 31, 2024 AND 2023
(In thousands, except percentages)
(Unaudited)

	Three months ended December 31, 2024
	Cost of product sales	Gross margin	Selling, general and administrative	Research and development	Intangible asset amortization	Interest expense, net	Income tax expense (benefit)	Effective tax rate
GAAP Reported	$128,713	87.4%	$369,287	$240,500	$158,903	$51,256	$(57,912)	(43.5)%
Non-GAAP Adjustments:
Intangible asset amortization	—	—	—	—	(158,903)	—	—	—
Share-based compensation expense	(4,427)	0.5	(46,120)	(19,643)	—	—	—	—
Acquisition accounting inventory fair value step-up	(37,794)	3.7	—	—	—	—	—	—
Non-cash interest expense	—	—	—	—	—	(6,081)	—	—
Income tax effect of above adjustments	—	—	—	—	—	—	58,220	43.6
Total of non-GAAP adjustments	(42,221)	4.2	(46,120)	(19,643)	(158,903)	(6,081)	58,220	43.6
Non-GAAP Adjusted	$86,492	91.6%	$323,167	$220,857	$—	$45,175	$308	0.1%

	Three months ended December 31, 2023
	Cost of product sales	Gross margin	Selling, general and administrative	Research and development	Intangible asset amortization	Acquired IPR&D	Interest expense, net	Income tax expense (benefit)	Effective tax rate
GAAP Reported	$107,243	88.9%	$396,034	$216,608	$151,553	$18,000	$70,324	$(33,089)	(53.8)%
Non-GAAP Adjustments:
Intangible asset amortization	—	—	—	—	(151,553)	—	—	—	—
Share-based compensation expense	(3,653)	0.4	(33,787)	(15,501)	—	—	—	—	—
Restructuring and other costs	—	—	(61,727)	—	—	—	—	—	—
Non-cash interest expense	—	—	—	—	—	—	(6,123)	—	—
Acquisition accounting inventory fair value step-up	(32,352)	3.3	—	—	—	—	—	—	—
Income tax effect of above adjustments	—	—	—	—	—	—	—	53,564	59.4
Total of non-GAAP adjustments	(36,005)	3.7	(95,514)	(15,501)	(151,553)	—	(6,123)	53,564	59.4
Non-GAAP Adjusted	$71,238	92.6%	$300,520	$201,107	$—	$18,000	$64,201	$20,475	5.6%

JAZZ PHARMACEUTICALS PLC
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - FOR THE YEAR ENDED DECEMBER 31, 2024 AND 2023
(In thousands, except percentages)
(Unaudited)

	Year ended December 31, 2024
	Cost of product sales	Gross margin	Selling, general and administrative	Research and development	Intangible asset amortization	Acquired IPR&D	Interest expense, net	Income tax expense (benefit)	Effective tax rate
GAAP Reported	$445,713	88.3%	$1,385,294	$884,000	$627,313	$10,000	$238,097	$(91,429)	(19.4)%
Non-GAAP Adjustments:
Intangible asset amortization	—	—	—	—	(627,313)	—	—	—	—
Share-based compensation expense	(14,802)	0.5	(158,570)	(74,673)	—	—	—	—	—
Non-cash interest expense	—	—	—	—	—	—	(21,973)	—	—
Acquisition accounting inventory fair value step-up	(135,014)	3.5	—	—	—	—	—	—	—
Income tax effect of above adjustments	—	—	—	—	—	—	—	222,736	28.1
Total of non-GAAP adjustments	(149,816)	4.0	(158,570)	(74,673)	(627,313)	—	(21,973)	222,736	28.1
Non-GAAP Adjusted	$295,897	92.3%	$1,226,724	$809,327	$—	$10,000	$216,124	$131,307	8.7%

	Year ended December 31, 2023
	Cost of product sales	Gross margin	Selling, general and administrative	Research and development	Intangible asset amortization	Acquired IPR&D	Interest expense, net	Income tax expense (benefit)	Effective tax rate
GAAP Reported	$435,577	88.3%	$1,343,105	$849,658	$608,284	$19,000	$289,438	$(119,912)	(40.2)%
Non-GAAP Adjustments:
Intangible asset amortization	—	—	—	—	(608,284)	—	—	—	—
Share-based compensation expense	(15,052)	0.4	(146,942)	(64,847)	—	—	—	—	—
Other costs	—	—	(85,215)	—	—	—	—	—	—
Non-cash interest expense	—	—	—	—	—	—	(22,378)	—	—
Acquisition accounting inventory fair value step-up	(151,446)	4.1	—	—	—	—	—	—	—
Income tax effect of above adjustments	—	—	—	—	—	—	—	213,172	46.9
Total of non-GAAP adjustments	(166,498)	4.5	(232,157)	(64,847)	(608,284)	—	(22,378)	213,172	46.9
Non-GAAP Adjusted	$269,079	92.8%	$1,110,948	$784,811	$—	$19,000	$267,060	$93,260	6.7%

JAZZ PHARMACEUTICALS PLC
RECONCILIATION OF GAAP TO NON-GAAP ADJUSTED 2025 NET INCOME AND DILUTED EPS GUIDANCE
(In millions, except per share amounts)
(Unaudited)

	Net Income	Diluted EPS
GAAP guidance	$560 - $720	$9.15 - $11.50
Intangible asset amortization	610 - 660	9.70 - 10.60
Acquisition accounting inventory fair value step-up	135 - 155	2.15 - 2.50
Share-based compensation expense	240 - 270	3.80 - 4.35
Income tax effect of above adjustments	(215) - (235)	(3.40) - (3.75)
Non-GAAP guidance	$1,400 - $1,500	$22.50 - $24.00

Weighted-average ordinary shares used in per share calculations - GAAP and non-GAAP	62 - 63

Contacts:

Investors:
Jeff Macdonald
Executive Director, Investor Relations
Jazz Pharmaceuticals plc
InvestorInfo@jazzpharma.com
Ireland +353 1 634 3211
U.S. +1 650 496 2717

Media:
Kristin Bhavnani
Head of Global Corporate Communications
Jazz Pharmaceuticals plc
CorporateAffairsMediaInfo@jazzpharma.com
Ireland +353 1 637 2141
U.S. +1 215 867 4948